Exhibit 3.22

LIMITED LIABILITY COMPANY AGREEMENT

OF

EMDEON FUTUREVISION LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT OF EMDEON FUTUREVISION LLC (this “LLC Agreement”), dated as of January 26, 2010, is adopted and agreed to by the Sole Member (as defined below) of Emdeon Future Vision LLC, a Delaware limited liability company (the “Company”).

ARTICLE I

FORMATION

Section 1.1. Formation. The Company has been organized as a Delaware limited liability company by the filing of its Certificate of Formation (the “Certificate”) under and pursuant to the Act.

Section 1.2. Name. The name of the Company is Emdeon Future Vision LLC.

Section 1.3. Purposes. The purposes for which the Company is organized are as set out in the Certificate.

Section 1.4. Registered Office and Registered Agent: Principal Place of Business.

(a) The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the initial registered office named in the Certificate or such other office (which need not be a place of business of the Company) as the President may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the President may designate from time to time.

(b) The principal place of business of the Company shall be at such place as the President shall designate from time to time, and the Company shall maintain records there as required by the Act. The Company may have such other offices as the President may designate from time to time.

ARTICLE II

DEFINITIONS

When used in this LLC Agreement, the following terms shall have the respective meanings assigned to them in this Article II or in the sections or other subdivisions referred to below:

“Act” shall mean the Delaware Limited Liability Company Act, DGCL § 18-101 et. seq., and any successor statute, as amended from time to time.

“Capital Contribution” shall mean, for any Member at the particular time in question, the aggregate of the dollar amounts of any cash contributed to the capital of the Company and the value (net of any liabilities secured thereby) of any property contributed to the capital of the

Company as recorded in the books of the Company, or, if the context in which such term is used so indicates, the dollar amounts of cash and the fair market value of any property agreed to be contributed, or requested to be contributed, by such Member to the capital of the Company.

“Company” means Emdeon Future Vision LLC, a Delaware limited liability company.

“LLC Agreement” shall mean this Limited Liability Company Agreement, as hereafter amended.

“Member” shall mean the Sole Member and any Person hereafter admitted to the Company as a member as provided in this LLC Agreement.

“Membership Interest” shall mean the interest of a Member in the Company as set forth in Exhibit A hereto.

“Person” means any natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Sole Member” means Envoy LLC, a Delaware limited liability company.

ARTICLE III

MANAGEMENT

All decisions relating to the business, affairs and properties of the Company shall be made by the Member in its capacity as the sole member of the Company. The Member may appoint a President, one or more Vice Presidents and such other officers of the Company as the Member deems necessary or advisable to manage the day-to-day business affairs of the Company (the “Officers”). The Officers will serve at the pleasure of the Member. To the extent delegated by the Member, the Officers shall have the authority to act on behalf of, bind and execute and deliver documents in the name and on behalf of the Company. No such delegation will cause the Member to cease to be a member of the Company. Such Officers will have such authority and responsibility as is generally attributable to the holders of such offices in limited liability companies organized under the laws of the State of Delaware.

ARTICLE IV

TAX MATTERS

It is the intention of the Sole Member that the Company be disregarded for federal and all relevant state tax purposes and that the activities of the Company be deemed to be activities of the Sole Member for such purposes. Accordingly, the Sole Member will, for tax purposes, report all items of income, gain, loss and deduction of the Company as if the Sole Member was the sole owner of all the assets of the Company. All provisions of the Company’s articles of organization and this LLC Agreement are to be so construed so as to preserve that tax status.

ARTICLE V

CAPITALIZATION

Section 5.1. Capital Contributions. Each Member has made the Capital Contribution set forth opposite such Member’s name in Exhibit A attached hereto.

Section 5.2. Interest on and Return of Capital Contributions. No interest shall be paid by the Company in respect of any Member’s Capital Contribution. Except as otherwise provided herein or in the Act, no Member shall have the right to withdraw or to receive a return of its Capital Contribution.

ARTICLE VI

DISTRIBUTIONS

All net cash flow and other property of the Company that the Member determines is no longer necessary for the Company’s business will be distributed, subject to the Act and to any applicable restriction contained in any financing or other agreement binding upon the Company, at such times and in such amounts as the Member determines in its sole discretion. Any such distributions will be made 100% to the Member.

ARTICLE VII

MEMBERS

Section 7.1. Liability to Third Parties. No Member shall be liable for a debt, obligation or liability of the Company, including under a judgment, decree or order of a court, or in any other manner, for a debt, obligation, or liability of the Company.

Section 7.2. Meetings of Members. All meetings of the Members, or any class of Members, shall be held at the principal place of business of the Company or at such other place within or without the State of Delaware as may be determined by the President and set forth in the respective notice or waivers of notice of such meeting.

Section 7.3. Action Without A Meeting. Any action which under any provision of this LLC Agreement may be taken at a meeting of the Members may be taken without a meeting if authorized by a writing signed by the number of Members who would be required to approve the matter at a meeting (but not less than a majority), which writing shall be filed with the Secretary of the Company. A photostatic, facsimile, or similar reproduction of a writing, signed by a Member shall be regarded as an original for all purposes. The failure to distribute such copies shall not vitiate or effect such consent in any manner.

ARTICLE VIII

DISSOLUTION, LIQUIDATION, AND TERMINATION

Section 8.1. Dissolution. The Company shall dissolve and its affairs shall be wound up pursuant to a written instrument executed by the Member; or any event of dissolution of the Company under the Act.

Section 8.2. Certificate of Dissolution. On completion of the distribution of Company assets, the Company shall be terminated and the President (or such other Person or Persons as the Act may require or permit) shall file notice of dissolution with the Secretary of State of Delaware and take such other actions as may be necessary to terminate the Company.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1. Amendment or Modification. This LLC Agreement may be amended or modified from time to time by the Members.

Section 9.2. Entire Agreement. This LLC Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter thereof.

Section 9.3. Successors and Assigns. This LLC Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legal representatives, successors, and assigns.

Section 9.4. Governing Law. This LLC Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this LLC Agreement to the law of another jurisdiction.

Section 9.5. No Third Party Beneficiaries. It is the intent of the parties hereto that no third-party beneficiary rights be created or deemed to exist in favor of any person not a party to this LLC Agreement, unless otherwise expressly agreed to in writing by the parties.

Section 9.6. Counterparts. This LLC Agreement may be executed in any number of counterparts, with each such counterpart constituting an original and all of such counterparts constituting but one and the same instrument.

IN WITNESS WHEREOF, effective as of the date first written above, the undersigned has executed this Limited Liability Company Agreement.

SOLE MEMBER:

ENVOY LLC

By:	/s/ Lowell Stokes
Name:	Lowell Stokes
Title:	Assistant Secretary

EXHIBIT A

Name and Address of Each Member	Contribution	Percentage Interest
Envoy LLC 3055 Lebanon Road Nashville, TN 37214	$ 100.00	100%

TOTAL:	$ 100.00	100%